[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made this 14th day of April, 2006 (“Effective Date”) at Dallas, Texas, between PrimeSource Mortgage, Inc., a Texas corporation, whose principal place of business is located at 1112 N. Main St. Roswell, New Mexico and PSM Holdings, Inc. (collectively “PrimeSource”) and Nationwide By Owner, Inc., a Texas corporation (“NWBO”), whose principal place of business is located at 3230 Camp Bowie, Suite A, Fort Worth, Texas 76107 (collectively the “Parties”).

WHEREAS, PrimeSource is engaged in the business of loan origination and brokering real estate mortgage loans to Lenders;

WHEREAS, NWBO is engaged in the business of marketing real property for sale by owners;

WHEREAS, NWBO, in the course of its business, generates a proprietary system that produces a Sales Leads Database (as defined below) that contains a homebuyer/home seller proprietary database of persons seeking financing on the purchase or refinance of real property;

WHEREAS, PrimeSource desires to have exclusive use of and access to the Sales Lead Database and is willing to compensate NWBO for its exclusive use of such Sales Leads Database in the origination of mortgage applications for submission to PrimeSource and/or Lenders according to the terms of this Agreement;

WHEREAS, PrimeSource plans to establish a national processing center for the collection, organization and tracking of the Sales Leads Database for the origination of loans resulting from such Sales Leads Database;

WHEREAS, NWBO desires to grant PrimeSource an exclusive license in and to the Sales Lead Database, according to the terms of this Agreement;

WHEREAS, the Parties wish to define the parameters of their relationship regarding the exclusive license of such Sales Leads Database through this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I—TERM

1.01
Term. This Agreement shall be in force beginning on the Effective Date and shall continue thereafter for a term of five (5) years from the Effective Date (“Initial Term”). This Agreement shall automatically renew for three (3) successive three (3) year terms (hereinafter referred to as the “1st”, “2nd” or “3rd” “Automatic Renewal Term”, respectively), and thereafter, shall automatically renew for successive one (1) year terms (each, a “Subsequent Renewal Term”), unless either party gives the other party written notice of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the 3rd Automatic Renewal Term or any Subsequent Renewal Term.

1.02	Termination Rights.

1.02.1 Termination Upon Breach. In the event that either party to this Agreement shall fail, or refuse to fulfill or perform, any material condition, covenant or obligation of this Agreement, such party shall be deemed to have breached this Agreement, and said breach shall entitle the other party to terminate this Agreement by giving written notice thereof to the party in breach. If the party in breach does not rectify the default within one hundred twenty (120) days, the party providing such notification of breach may, at such party’s sole discretion, terminate this Agreement upon the expiration of said one hundred twenty (120) day period by providing written notice to the other party within five (5) days after termination of the one hundred twenty (120) day period.

1.02.2 Termination Upon Change of Control. If a party to this Agreement experiences a Change of Control (the “Change of Control Party”), the other party shall have the right to terminate this Agreement by giving written notice to the Change of Control Party upon the occurrence of such Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to have occurred if (i) a majority of the voting capital stock in the Change of Control Party is acquired by a third party or third parties other than the persons holding shares of the Change of Control Party’s voting capital stock on the date hereof, (ii) the Change of Control Party enters into a merger, consolidation or other business combination with another person in which the Change of Control Party is not the surviving person, or (iii) more than fifty percent (50%) of the assets of the Change of Control Party are sold or transferred.

1.03
Return of Sales Lead Database. In the event of the termination of this Agreement, unless otherwise agreed by NWBO and PrimeSource, upon NWBO’s written request, PrimeSource shall promptly return to NWBO at PrimeSource’s expense the Sales Lead Database and its contents, together with any and all copies of all media, documents, software, source code, materials and other Intellectual Property Rights (as defined below) of NWBO associated with the Sales Lead Database. It is acknowledged by NWBO that the obligation to return such Sales Leads Database under this Section 1.03 is limited to the database as it exists when this Agreement is terminated and does not require PrimeSource to generate a list of all leads generated more than a year prior to the date of termination.

ARTICLE II—DEFINITIONS

2.01	Definitions. In this Agreement, the following definitions apply:

2.01.1 “Sales Leads Database” shall mean the proprietary database, list or collection of potential homebuyers compiled, accumulated, collected, assembled or gathered by NWBO through its marketing of real property for sale by owners including, without limitation, leads generated via NWBO’s website, NWBO’s call capture system (which generates an email to the seller, NWBO and, upon execution of this Agreement, PrimeSource every time a prospective buyer calls in to get information on the advertised property) and NWBO’s brilliant yellow signs. Sales Leads Database, as defined in this Section 2.01.1, does not include loan originations or leads generated by NWBO associates, through personal referrals, who are located in markets where NWBO serves customers. Further, Sales Leads Database does not include any leads generated by PrimeSource, any affiliate or network branch office of PrimeSource, or any other source not attributable to NWBO, all such leads being the sole property of PrimeSource.

2.01.2 “Annual Net Profit” shall mean gross profit attributable to and arising from the Sales Leads Database tracked through the National Processing Center less all expenses directly related to the National Processing Center., all such records being maintained in accordance with generally accepted accounting principles consistently applied.

2.01.3 “National Share Price” shall mean the greater of the (i) price per share of PSM Holdings, Inc. (“PSMH”) stock (symbol PSMH.PK or its successor) on the last day of the fiscal year for the year in question, or (ii) average price per share of PSMH stock over the entire twelve month period for the fiscal year in question, in each case as determined by the over-the-counter trading billboards or national exchanges in which the PSMH stock is listed or quoted.

2.01.4  “Base Value of Shares” shall mean the respective percentage of the Annual Net Profit for a given fiscal year, according to the table below:

Term	Applicable Percentage Rate
Initial Term	15%
1st Automatic Renewal Term	20%
2nd Automatic Renewal Term	25%
3rd Automatic Renewal Term	30%
All Subsequent Renewal Terms	30%

2.01.5 “Price Per Share” or “PPS” shall mean seventy-five percent (75%) of the National Share Price.

2.01.6 Total Bonus Cash” shall have the meaning given in Section 3.06.3.2(b).

2.01.7 “Total Bonus Shares” for purposes of this Agreement shall be defined as the total number of shares to be issued pursuant to Section 3.06.3 for a given fiscal year, which will be distributed according to the distribution schedule in Section 3.06.3.2.

2.01.8 “Intellectual Property Rights” shall mean, collectively, any and all copyrights, whether registered or unregistered, mask works, and other copyrightable works; any computer software applications, software systems, tools, interfaces, in any form, including object code and source code, in any media, and related documentation; and any proprietary inventions, discoveries, improvements, know-how, show-how, works-in-progress, processes, designs, concepts, technologies, ideas, customer information, customer lists, marketing strategies, market research, industrial designs and any other trade secrets, and any and all modifications, enhancements, changes or improvements to the foregoing.

ARTICLE III—OBLIGATIONS

3.01
Exclusive License to Access and Use Sales Leads Database. NWBO grants, according to the terms of this Agreement and subject to all of NWBO’s Intellectual Property Rights in and to the Sales Lead Database, an exclusive license to PrimeSource in and to the Sales Leads Database for the purpose of developing the National Processing Center to originate and broker real estate mortgage loans. NWBO further agrees to supply, provide access to, make available and deliver to PrimeSource on a continuing basis during any and all terms of this Agreement, the Sales Lead Database. Except as otherwise expressly set forth herein, the license by NWBO to PrimeSource of the Sales Leads Database pursuant to this Agreement is exclusive to PrimeSource, but only to the extent PrimeSource utilizes the Sales Lead Database for the purpose of developing the National Processing Center to originate and broker real estate mortgage loans. NWBO agrees that it shall NOT have the right to assign, sublicense, sell or provide the Sales Leads Database to any other third party or third parties that is in the business of loan origination and/or brokering real estate mortgage loans, except to the extent that such assignment, sublicense, sale or provision of the Sales Leads Database to another third party would benefit NWBO and PrimeSource and would otherwise enhance the development of the National Processing Center, in which case NWBO shall obtain PrimeSource’s prior written consent to so assign, sublicense, license, sell or provide the Sales Lead Database to any such third party, such consent not to be unreasonably withheld.

3.02	Representations of NWBO. NWBO represents and warrants that no other person or entity has any rights, title or interest in and to the Sales Leads Database.

3.03
Ownership of Sales Leads Database. PrimeSource acknowledges and agrees that NWBO owns and will continue to own the Sales Leads Database and any and all Intellectual Property Rights with respect thereto during the term of this Agreement and thereafter.

3.04
Limitations. The license and the other rights granted to PrimeSource hereunder shall not be assigned, individually or together as a whole, by PrimeSource without the prior written consent of NWBO, which may be withheld by NWBO in its sole discretion. Accordingly, under no circumstances shall PrimeSource sell, license, sublicense, assign, publish, display, distribute, or otherwise transfer or provide access to a third party the Sales Leads Database, or any copy or source code thereof, in whole or in part, without NWBO’s prior written consent, which may not be unreasonably withheld by NWBO. PrimeSource may sell, license, sublicense, assign, publish, display, distribute, or otherwise transfer or provide access to a wholly-owned subsidiary of PrimeSource, any affiliate or network branch office of PrimeSource the Sales Leads Database, in whole or in part, with NWBO’s prior written consent, which consent may not be unreasonably withheld by NWBO.

3.05
National Processing Center. PrimeSource shall create and implement a National Processing Center or other system for the collection, organization, and tracking of the Sales Leads Database generated by NWBO under this Agreement (“National Processing Center”), for the sole purpose of originating home loans. NWBO shall cause the Sales Leads Database to be delivered and/or transmitted to PrimeSource via the National Processing Center. NWBO acknowledges and agrees that PrimeSource owns and will continue to own the National Processing Center and any and all Intellectual Property Rights with respect thereto during any term of this Agreement and thereafter; provided, that to the extent that the National Processing Center is comprised (in whole or in part) of the Sales Lead Database, the portion of the National Processing Center that is comprised of the Sales Lead Database will be owned by and the property of NWBO.

3.06
Consideration for Exclusive License of Sales Leads Database. As consideration for the exclusive license of the Sales Lead Database and obligations set forth in Section 3.01 and otherwise in this Agreement, PrimeSource will compensate NWBO as follows:

3.06.1 Stock. Following the execution of this Agreement, PrimeSource shall cause PSMH to issue 150,000 shares of PSMH stock , valued at $1.00 per share, according to the following breakdown:

50,000 shares to Bob Duane
50,000 shares to Cary Hise
50,000 shares to NWBO.

The Stock issued pursuant to Sections 3.06.1 and 3.06.3 are "restricted securities,” as defined by the Securities Act of 1933, as amended (the “Securities Act”). With a view to making available to the holders of the Stock (each, a “Holder”) the benefits of certain SEC rules and regulations, including Rule 144 under the Securities Act that may permit the sale of the Stock to the public without registration, PrimeSource agrees to cause the issuer of the Stock (the “Issuer”) to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”); and

(c) so long as a Holder owns any Stock, furnish to the Holder promptly upon written request, or otherwise make available to a Holder (i) a written statement by Issuer as to the Issuer’s compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act; (ii) a copy of the Issuer’s most recent annual or quarterly report; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any SEC rule or regulation allowing such Holder to sell any of the Stock without registration.

[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

3.06.2 Loan Processing Payment. PrimeSource shall pay NWBO a Loan Processing Payment of $* for each loan closed and processed through the National Processing Center. The Loan Processing Payment shall be paid by PrimeSource on or before the 10th of each month for all loans (as described above) closed by PrimeSource during the preceding month. The Loan Processing Payment shall be accompanied by a monthly report certified by an officer of PrimeSource setting forth the number of loans processed and closed for the preceding month. PrimeSource shall also make available at the National Processing Center to NWBO, at NWBO’s sole cost and expense, the HUD-1 settlement statements and other non-confidential, non-proprietary evidence and support to verify the number of loans processed and closed for the preceding month.

3.06.3 Year-End Bonus.

3.06.3.1 Generally. In addition to the stock issued pursuant to Section 3.06.1 above, PrimeSource shall provide year-end bonuses, issued in stock or paid in cash, based on the Annual Net Profit attributable to the National Processing Center for a given fiscal year. NWBO shall elect whether to take the year-end bonus in stock (Total Bonus Shares) or cash (Total Bonus Cash) or any combination of the two not exceeding the Base Value of Shares.

3.06.3.2 Calculation and Distribution of Year-End Bonus. As a year-end bonus, PrimeSource shall issue the Total Bonus Shares or the Total Bonus Cash according to the distribution schedule below.

(a) PrimeSource will calculate the Total Bonus Shares to be issued as follows: Calculate the Base Value of Shares by multiplying the Annual Net Profit by the respective percentage rate according to the table in Section 2.01.4; Determine the National Share Price; calculate the Price Per Share (PPS) by multiplying the National Share Price for the fiscal year in question by * (*%); calculate the Total Bonus Shares to be issued by dividing the Base Value of Shares by the Price Per Share (PPS); The Total Bonus Shares will be distributed according to the following distribution schedule:

*% to Bob Duane
*% to Cary Hise
*% to NWBO
*% to NWBO’s employee pool (to be issued by NWBO in its sole discretion)

For example, should the Annual Net Profit for a given year during the Initial Term be $* and the National Share Price for the fiscal year in question $*/share, the issuance of stock would be calculated as follows:

$* Base Value of Shares (*% of Annual Net Profit)
$* Price Per Share (*% of * National Share Price)

[Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

* Total Bonus Shares issued pursuant to Section 3.06.3, according to the  following distribution schedule:

* shares to Bob Duane
* shares to Cary Hise
* shares to NWBO
* shares to NWBO’s employee pool (to be issued by NWBO in its sole discretion)

(b) PrimeSource will calculate the Total Bonus Cash (as herein so called) to be paid as follows: Multiply the Annual Net Profit by the respective percentage rate according to the table in Section 2.01.4. Based on the previous example, the Total Bonus Cash payment would be equal to $*.

3.06.3.3 Time of Issuance or Payment. The stock issued or cash paid under this Section 3.06 shall be issued and paid promptly after the determination of Annual Net Profit following the close of the fiscal year in question, but in any event within ninety (90) days after the close of the fiscal year in question.

3.07
Other Obligations of PrimeSource. PrimeSource shall (i) promptly but in any event no later than twelve (12) months after the date of this Agreement, obtain the appropriate licenses in thirty-five (35) states in the United States necessary to originate mortgage loans in all such states and shall endeavor in good faith and use its best efforts to obtain licensure in all fifty (50) states during such period; provided, that, to the extent that PrimeSource is not licensed in all states as of the end of such twelve (12) month period but provides evidence satisfactory to NWBO in its discretion that PrimeSource is diligently and in good faith seeking licensure in such state(s), NWBO shall grant a one-time six (6) month extension to PrimeSource to obtain licensure in such states, and (ii) close that number of loans per year commensurate with industry standards for mortgage companies that are similarly situated to PrimeSource.

ARTICLE IV—RIGHT OF FIRST REFUSAL

4.01
Right of First Refusal. NWBO agrees that if NWBO receives a bona fide written offer for the purchase or acquisition of NWBO from a third party, either through the sale of a controlling or majority interest in NWBO shares of stock, an asset purchase agreement or otherwise, NWBO shall give PrimeSource written notice of such offer, including the general terms of such offer (the “Offer Notice”). PrimeSource shall give NWBO in writing its competing offer (the “Competing Offer”) within thirty (30) days after receiving the Offer Notice. If PrimeSource fails to deliver the Competing Offer to NWBO within such thirty (30) day period, NWBO shall have the right to enter into the transaction with the third party. If PrimeSource delivers a Competing Offer to NWBO, within the period described above, that is substantially similar in terms of structure (i.e., same type of consideration) and represents a substantial premium over the value of the offer contained in the Offer Notice, NWBO and PrimeSource shall enter into the transaction based on the terms set forth in the Competing Offer; provided, that if the transaction is not closed within sixty (60) days of NWBO’s receipt of the Competing Offer, then NWBO shall have the right to enter into the transaction with the third party.

ARTICLE V—DISPUTE RESOLUTION

5.01
Dispute Resolution. Both PrimeSource and NWBO agree that any controversy or claim arising out of or relating to this contract, or the breach thereof, is subject to arbitration under the Federal Arbitration Act and shall be settled by binding arbitration to be conducted in Dallas, Texas and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs of any arbitration shall be borne equally by the Parties. A willful violation of this provision or any breach of this Agreement by either Party shall entitle the non-breaching Party to specific performance of this Agreement, to recover actual damages, to recover liquidated damages as stated herein and to receive reimbursement for expenses and attorneys’ fees incurred in securing enforcement herein.

ARTICLE VI. MISCELLANEOUS

6.01
Assignment and Transfer. Neither this Agreement nor any duties or obligations under it shall be assignable or transferable by either Party without the prior written consent of the other Party; provided, that if NWBO otherwise complies with Section 4.01 with respect to a proposed sale transaction, and PrimeSource or one of its affiliates is not the purchaser in such transaction, then NWBO shall have the right without obtaining PrimeSource’s consent to assign or transfer this Agreement in connection with such transaction. In the event of an assignment or transfer that complies with this Section 6.01, the assignee, transferee or assignee’s or transferee’s legal representative shall agree in writing to personally assume, perform and be bound by all the covenants, obligations and agreements contained in this Agreement.

6.02
Successors and Assigns. Subject to the provisions regarding assignment and transfer, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

6.03
Attorney’s Fees. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees in addition to any other relief to which it may be entitled.

6.04
Governing Law. THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION AND INTERPRETATION OF THE AGREEMENT OR ANY OF ITS TERMS OR PROVISIONS, AS WELL AS THE RIGHTS AND DUTIES OF THE PARTIES.

6.05	Amendment. This Agreement may be amended only by the mutual agreement of the Parties, in a writing to be attached to and incorporated in this Agreement.

6.06
Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.07
Entire Agreement. The terms of this Agreement are intended by the Parties as a final expression of their agreement with respect to the subject matter of this Agreement and may not be modified by evidence of any prior or contemporaneous negotiations, representations, agreements or understandings. This Agreement supersedes all agreements previously entered into between the Parties. No other representations, agreements, or understandings between the Parties will be binding, unless in writing and signed by authorized representatives of the Parties to this Agreement.

6.08
Nature of Agreement. This Agreement does not in any way create the relationship between PrimeSource and NWBO of agency, partnership, joint venture or employment or any other relationship, other than as licensor and licensee, and the mutual desire to build the National Processing Center for the benefit of both Parties.

6.09	Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

6.10
No Third-Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third-party beneficiary or otherwise, other than Bob Duane and Cary Hise (but only as to Section 3.06).

6.11	Time. Time is of the essence of performance of each and every term, condition and covenant contained in this Agreement.

6.12	Use of Captions. Any captions contained in this Agreement are for convenience only and are not to be given any substantive meaning in construing this Agreement.

6.13	Notices. All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the following address:

If to PrimeSource:	PrimeSource Mortgage, Inc.
1112 North Main
Roswell, NM 88201
Telephone: 505.622.5113
Facsimile: 505.622.5233

With Copy to :	McCreary & Stockford LP
18333 Preston Rd., Ste 150
Dallas, Texas, 75252

If to NWBO :	Nationwide By Owner, Inc.
3230 Camp Bowie, Suite A
Fort Worth, Texas 76107

Telephone: _________________________
Facsimile: _________________________

Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid in the U.S. Mail, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one (1) business day after deposit with such courier, (c) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice, or (d) sent by personal delivery. The above address may be changed by written notice to the other provided; provided, however, that no notice of such a change of address shall be effective until actual receipt of such notice.

6.14
Waiver. Any failure by either Party to enforce and require the strict keeping and performance of any of the terms and conditions of this Agreement shall not constitute a waiver of any such terms and conditions at any future time and shall not prevent such Party from insisting on the strict keeping and performance of such terms and conditions at any later time.

6.15
Venue. Venue for any suit relating to this Agreement will lie exclusively in the courts of Dallas County, Texas. The Parties agree that Dallas County, Texas is the most convenient venue for any suit relating to this Agreement.

6.16	Construction. The Parties agree that this Agreement will be construed fairly and without regard to which Party authored the Agreement.

6.17
Indemnification. Each Party shall indemnify and hold the other harmless from and against any and all actions, suits, claims, liabilities, damages, costs, and reasonable attorney's fee or expenses arising from any breach of any of the representations, warranties or agreements contained in this Agreement by such Party, or such Party's officers, directors, agents or employees, in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, neither Party shall be entitled to special, consequential, punitive or other speculative damages as a result of the breach or termination of this Agreement.

6.18
Effectiveness of Agreement. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not be deemed effective until NWBO has received the approval of the Agreement from its Executive Committee and Board of Directors.

EXECUTED on the day, month and year first set forth above.

PRIMESOURCE MORTGAGE, INC.

By:	/s/ Jeffrey R. Smith
JEFFREY R. SMITH,
PRESIDENT

PSM HOLDINGS, INC.

By:	/s/ Jeffrey R. Smith
JEFFREY R. SMITH,
PRESIDENT

NWBO

By:	/s/ Robert Duane
Its:	President

ADDENDUM TO LICENSE AGREEMENT

THIS ADDENDUM TO LICENSE AGREEMENT, dated as of April 14th 2006 (this “Addendum”), is by and among PrimeSource Mortgage, Inc., a Texas corporation, PSM Holdings, Inc. (collectively “PrimeSource”), and Nationwide By Owner, Inc., a Texas corporation (“NWBO” and together with PrimeSource, the “Parties”).

WITNESSETH:

WHEREAS, the Parties previously entered into that certain License Agreement, effective as of April 14, 2006 (the “Agreement”), in connection with the license by NWBO to PrimeSource of the Sales Leads Database; and

WHEREAS, the Parties desire to enter into this Addendum to the Agreement in order to clarify (i) certain rights of PrimeSource with respect to the Sales Leads Database system, which includes the ability to sell signs to customers at the market price for such signs and listings and to have complete access to the loan origination leads from the NWBO system, and (ii) the consideration that PrimeSource will pay to NWBO for such license; and

WHEREAS, capitalized terms not otherwise defined in this Addendum shall have the meaning given such terms in the Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth below, the Parties agree as follows:

1. License; Consideration. The Parties acknowledge and agree that (i) as part of the license of the Sales Lead Database, PrimeSource shall have the right to sell NWBO signs to customers at the market price for such signs and listings and to have complete access to the loan origination leads from the NWBO system, and (ii) as additional consideration for the license of the Sales Lead Database pursuant to the terms of the Agreement as further clarified by this Addendum, PrimeSource shall pay NWBO $150,000, $75,000 of which shall be due immediately upon signing of this Addendum, and the remaining $75,000 shall be paid upon the first to occur of the following: (a) PrimeSource’s completion of its anticipated financing, whether through a private or public offering of equity, debt, or otherwise, the proceeds of which are to be used for the development of the National Processing Center, or (ii) ninety (90) days following the Effective Date. The consideration to be paid by PrimeSource to NWBO as set forth in this Section 1 of this Addendum is in addition to (and shall not limit) the consideration to be paid by PrimeSource to NWBO pursuant to the terms of the Agreement.

2. Survival of Agreement. Except as expressly set forth in this Addendum, the terms and provisions of the Agreement shall continue in full force and effect and shall survive in all respects the execution of this Addendum.

3. Complete Agreement; Counterparts. The Agreement as amended by this Addendum shall constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter. This Addendum may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles shall be deemed originals for purposes of this Addendum.

4. Governing Law. This Addendum shall be governed by, and construed in accordance with, the laws of the State of Texas.

5. Severability.  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provisions shall be deemed not to be a part of this Addendum.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the 14th day of April, 2006.

PRIMESOURCE MORTGAGE, INC.

By:	/s/ Jeffrey R. Smith
JEFFREY R. SMITH,
PRESIDENT

PSM HOLDINGS, INC.

By:	/s/ Jeffrey R. Smith
JEFFREY R. SMITH,
PRESIDENT

NWBO

By:	/s/ Robert Duane
Its:	President

ADDENDUM TO LICENSE AGREEMENT

This is an addendum to the License agreement (“Agreement”) made April 14, 2006 at Dallas, Texas between PrimeSource Mortgage, Inc. whose principal place of business is 1112 North Main, Roswell, NM 88201 and PSM Holdings, Inc. (collectively “PrimeSource”) and Nationwide By Owner, Inc. whose principal place of business is located at 3230 Camp Bowie, Suite A, Fort Worth, Texas 76107.

WHEREAS, Section 3.07 of the original agreement date April 14, 2006 states:

Other obligations of PrimeSource. PrimeSource shall (i) promptly but in any event no later than twelve (12) months after the date of this Agreement, obtain the appropriate licenses in thirty-five (35) states in the United States necessary to originate mortgage loans in all such states and shall endeavor in good faith and use its best efforts to obtain licensure in all fifty (50) states during such period, provided, that, to the extent that PrimeSource is not licensed in all states as of the end of such twelve (12) month period but provides evidence satisfactory to NWBO in its discretion that PrimeSource is diligently and in good faith seeking licensure in such state(s), NWBO shall grant a one-time (6) month extension to PrimeSource to obtain licensure in such states, and (ii) clo9se that number of loans per year commensurate with industry standards for mortgage companies that are similarly situated to PrimeSource;

WHEREAS, NWBO does recognize that PrimeSource has in good faith and diligently been pursuing to become licensed in all fifty states per the original agreement;

WHEREAS, PrimeSource has committed to NWBO that they will continue in good faith to diligently strive to become licensed in all states;

THEREFORE BE IT RESOLVED that the specific dates be removed from this section of the agreement. It is understood by both parties that PrimeSource shall move forward with diligence to continue to become licensed in all fifty (50) states or in those that NWBO requests they become licensed in.

Signed effective this 1st day of March, 2007.

PRIMESOURCE MORTGAGE, INC.		NWBO, INC

By:	/s/ Jeffrey R. Smith	By:	/s/ Robert Duane
	Jeffrey R. Smith		Robert Duane
	President		President

PSM HOLDINGS, INC.

By:	/s/ Jeffrey R. Smith
Jeffrey R. Smith